UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

LSB Industries, Inc.

(Name of Issuer)

 Common Stock, par value $0.10 per share

(Title of Class of Securities)

502160104

(CUSIP Number)

November 6, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

Page 1 of  16 Pages

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 502160104	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Robert E. Robotti

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,188,949

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,188,949

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,188,949

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Robotti & Company, Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,188,949

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,188,949

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,188,949

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

Schedule 13G
CUSIP No. 502160104	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Robotti & Company Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,180,556

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,180,556

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,180,556

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, IA

Schedule 13G
CUSIP No. 502160104	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Robotti & Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
8,223

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
8,223

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,223

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, BD

Schedule 13G
CUSIP No. 502160104	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Kenneth R. Wasiak

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
545,201

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
545,201

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
545,201

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ravenswood Management Company, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
545,201

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
545,201

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
545,201

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13G
CUSIP No. 502160104	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Ravenswood Investment Company, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
375,559

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
375,559

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
375,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13G
CUSIP No. 502160104	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ravenswood Investments III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
169,642

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
169,642

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
169,642

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13G
CUSIP No. 502160104	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniel Vitetta

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
30

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G
CUSIP No. 502160104	Page 11 of 16 Pages

Item 1(a).	Name of Issuer:
LSB Industries, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:
16 South Pennsylvania Avenue, Oklahoma City, OK 73107

Item 2(a).	Name of Persons Filing:
This statement is filed by (collectively, the "Reporting Persons")
(i)                Robert E. Robotti ("Robotti"), a United States citizen;
(ii)               Robotti & Company, Incorporated ("ROBT"), a New York corporation and the parent company of Robotti & Company Advisors, LLC and Robotti & Company, LLC;
(iii)             Robotti & Company Advisors, LLC ("Robotti Advisors"), a New York limited liability company and investment advisor registered under the Investment Advisers Act of 1940, as amended;
(iv)             Robotti & Company, LLC (“Robotti & Company”) a New York limited liability company and a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;
(v)         Kenneth R. Wasiak ("Wasiak"), a United States citizen;
(vi)             Ravenswood Management Company, L.L.C. ("RMC"), a New York limited liability company and the general partner of The Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P.;
(vii)           The Ravenswood Investment Company, L.P. ("RIC"), a Delaware limited partnership and an advisory client of Robotti Advisors;
(viii)          Ravenswood Investments III, L.P. ("RI"), a New York limited partnership and an advisory client of Robotti Advisors; and
(ix)              Daniel Vitetta, (“Vitetta”) a United States citizen.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
The principal business address of each of Mr. Robotti, ROBT, Robotti Advisors, Robotti & Company and Mr. Vitetta is 60 East 42nd Street, Suite 3100, New York, NY 10165.

The principal business address of each of RMC, RIC, and RI is 104 Gloucester Road, Massapequa, New York, 11758.

The principal business address of Mr. Wasiak is 488 Madison Avenue, New York, New York 10022.

Item 2(c).	Citizenship:
See Item 2(a)

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.10 per share (the "Common Stock")

Item 2(e).	CUSIP Number
502160104

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not Applicable

Schedule 13G
CUSIP No. 502160104	Page 12 of 16 Pages

Item 4.	Ownership
(i) Mr. Robotti: (1)
(a) Amount beneficially owned: 1,188,949shares
(b) Percent of class: 5.21%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 1,188,949 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 1,188,949 shares

(ii) ROBT: (1)
(a) Amount beneficially owned: 1,188,949 shares
(b) Percent of class: 5.21%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 1,188,949 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 1,188,949 shares

(iii) Robotti Advisors: (1)
(a) Amount beneficially owned: 1,180,556 shares
(b) Percent of class: 5.18%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or or to direct the vote: 1,180,556 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 1,180,556 shares

(iv) Robotti & Company: (1)
(a) Amount beneficially owned: 8,223 shares
(b) Percent of class: less than one percent
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 8,223 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 8,223 shares

(v) Mr. Wasiak: (1)
(a) Amount beneficially owned: 545,201 shares
(b) Percent of class: 2.39%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 545,201 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 545,201 shares

(vi) RMC: (1)
(a) Amount beneficially owned: 545,201 shares
(b) Percent of class: 2.39%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 545,201 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 545,201 shares

Schedule 13G
CUSIP No. 502160104	Page 13 of 16 Pages

(vii) RIC: (1)
(a) Amount beneficially owned: 375,559 shares
(b) Percent of class: 1.65%
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 375,559 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 375,559 shares

(vii) RI: (1)
(a) Amount beneficially owned: 169,642 shares
(b) Percent of class: less than one percent
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote or to direct the vote: 169,642 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 169,642 shares

(viii) Mr. Vitetta: (1)
(a) Amount beneficially owned: 30 shares
(b) Percent of class: less than one percent
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 30 shares
(ii) Shared power to vote or to direct the vote:  0 shares
(iii) Sole power to dispose or to direct the disposition of: 30 shares
(iv) Shared power to dispose or to direct the disposition of: 0 shares

* Based on an aggregate of 22,811,262 shares of Common Stock, par value $0.10 per share, outstanding as of October 30, 2015, as disclosed in the Issuer's Quarterly Report on Form 10-Q, for the quarter ended September 30, 2015.

(1)  Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein by the other Reporting Persons and any other person named herein.  Each of the Reporting Persons disclaims membership in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") or Rule 13d-5(b)(1) under the Exchange Act with any other Reporting Person or other person.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Robotti & Company's discretionary customers and Robotti Advisors' clients have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, Common Stock owned by them.  Except as set forth in the immediately preceding sentence, no person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock beneficially owned by the Reporting Persons.  No discretionary customer or client is known to any Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the Issuer's Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
See Item 2 and Note (1) in Item 4.

Schedule 13G
CUSIP No. 502160104	Page 14 of 16 Pages

Item 8.	Identification and Classification of Members of the Group.
See Item 2 and Note (1) in Item 4.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications:
By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Schedule 13G
CUSIP No. 502160104	Page 15 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: November 16, 2015

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company Advisors, LLC

By:	/s/ Robert E. Robotti		/s/ Kenneth R. Wasiak
	Name: Robert E. Robotti		Name: Kenneth R. Wasiak
Title: President and Treasurer

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.
	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

Ravenswood Investments III, L.P.		By:	/s/ Robert E. Robotti
Name: Robert E. Robotti
By:	Ravenswood Management Company, L.L.C.		Title: Managing Member

Its General Partner
Robotti & Company, LLC

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: Managing Member		Title: Managing Member

/s/ Daniel Vitetta
Name: Daniel Vitetta

Schedule 13G
CUSIP No. 502160104	Page 16 of 16 Pages

Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Statement on Schedule 13G filed herewith, and any amendments thereto, relating to the Common Stock, par value $0.10 per share, of LSB Industries, Inc., with the Securities and Exchange Commission pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the dame instrument.

November 16, 2015

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company Advisors, LLC

By:	/s/ Robert E. Robotti		/s/ Kenneth R. Wasiak
	Name: Robert E. Robotti		Name: Kenneth R. Wasiak
Title: President and Treasurer

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.
	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

Ravenswood Investments III, L.P.		By:	/s/ Robert E. Robotti
Name: Robert E. Robotti
By:	Ravenswood Management Company, L.L.C.		Title: Managing Member
Its General Partner

Robotti & Company, LLC

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Name: Robert E. Robotti		Title: Managing Member
Title: Managing Member

/s/ Daniel Vitetta
Name: Daniel Vitetta